EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Directors and Stockholders

The Community Financial Corporation

We consent to the incorporation by reference in the registration statements on Forms S-3 (Nos. 333-191939 and 333-223345) and on Forms S-8 (Nos. 33-97174, 333-79237, 333-70800, 333-125103, and 333-204200) of The Community Financial Corporation of our reports dated March 7, 2019, with respect to the consolidated financial statements of The Community Financial Corporation, and the effectiveness of internal control over financial reporting, which reports appear in The Community Financial Corporation’s 2018 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Gaithersburg, Maryland

March 7, 2019